PRESS RELEASE For immediate release

NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 18, 2017—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2016.

Total revenue for the third quarter of fiscal 2017 increased 24% to $7.46 million from $6.02 million in the prior-year quarter. The increase was due to a 42% increase in product sales, partially offset by a 65% decrease in contract research and development revenue. Net income for the third quarter of fiscal 2017 increased 35% to $3.48 million, or $0.72 per diluted share, compared to $2.58 million, or $0.53 per share, for the prior-year quarter.

For the first nine months of fiscal 2017, total revenue decreased 1% to $21.5 million from $21.6 million for the first nine months of the prior year. The decrease was due to a 30% decrease in contract research and development revenue, partially offset by a 3% increase in product sales. Net income increased 2% to $9.92 million, or $2.05 per diluted share, for the first nine months of fiscal 2017 compared to $9.69 million, or $2.00 per share, for the first nine months of fiscal 2016.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2017 to shareholders of record as of January 30, 2017.

“We are pleased to report strong increases in product sales, total revenue, and net income for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, risks related to our reliance on several large customers for a significant percentage of revenue, uncertainties in dividend payments to our shareholders, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and other reports filed with the SEC.
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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2016 AND 2015 (Unaudited)
	Quarter Ended Dec. 31
	2016	2015
Revenue
Product sales	$7,116,931	$5,025,041
Contract research and development	345,748	990,974
Total revenue	7,462,679	6,016,015
Cost of sales	1,502,848	1,508,361
Gross profit	5,959,831	4,507,654
Expenses
Selling, general, and administrative	384,322	406,676
Research and development	826,816	738,657
Total expenses	1,211,138	1,145,333
Income from operations	4,748,693	3,362,321
Interest income	395,207	468,367
Income before taxes	5,143,900	3,830,688
Provision for income taxes	1,660,156	1,253,237
Net income	$3,483,744	$2,577,451
Net income per share – basic	$0.72	$0.53
Net income per share – diluted	$0.72	$0.53
Weighted average shares outstanding
Basic	4,836,336	4,844,845
Diluted	4,839,777	4,846,970

	Nine Months Ended Dec. 31
	2016	2015
Revenue
Product sales	$19,782,529	$19,197,578
Contract research and development	1,690,461	2,419,113
Total revenue	21,472,990	21,616,691
Cost of sales	4,628,840	5,146,803
Gross profit	16,844,150	16,469,888
Expenses
Selling, general, and administrative	1,117,925	1,416,071
Research and development	2,353,372	2,048,620
Total expenses	3,471,297	3,464,691
Income from operations	13,372,853	13,005,197
Interest income	1,263,924	1,422,696
Income before taxes	14,636,777	14,427,893
Provision for income taxes	4,715,291	4,736,421
Net income	$9,921,486	$9,691,472
Net income per share – basic	$2.05	$2.00
Net income per share – diluted	$2.05	$2.00
Weighted average shares outstanding
Basic	4,835,639	4,853,970
Diluted	4,837,815	4,857,103

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2016
	(Unaudited) December 31, 2016	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$3,799,188	$7,534,593
Marketable securities, short-term	24,655,206	19,697,384
Accounts receivable, net of allowance for uncollectible accounts of $15,000	1,461,659	2,244,086
Inventories	3,162,478	3,205,233
Prepaid expenses and other assets	751,433	734,524
Total current assets	33,829,964	33,415,820
Fixed assets
Machinery and equipment	9,020,726	8,840,033
Leasehold improvements	1,559,719	1,539,965
	10,580,445	10,379,998
Less accumulated depreciation and amortization	9,281,531	8,688,285
Net fixed assets	1,298,914	1,691,713
Long-term deferred tax assets	446,949	51,188
Marketable securities, long-term	59,668,735	65,695,335
Total assets	$95,244,562	$100,854,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$358,530	$317,990
Accrued payroll and other	679,040	556,674
Deferred revenue	-	714,805
Total current liabilities	1,037,570	1,589,469

Shareholders’ equity
Common stock	48,370	48,350
Additional paid-in capital	19,319,679	19,205,682
Accumulated other comprehensive (loss) income	(135,709)	451,359
Retained earnings	74,974,652	79,559,196
Total shareholders’ equity	94,206,992	99,264,587
Total liabilities and shareholders’ equity	$95,244,562	$100,854,056